Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 13, 2026, with respect to the consolidated financial statements of Haleon plc, and the effectiveness of internal control over financial reporting, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP

London, United Kingdom

July 29, 2026